Exhibit 4
                        AMENDED AND RESTATED CONFIRMATION


TO:         Graco Inc.

ATTN:       Mark Sheahan

FAX:        (612) 623-6942

FROM:       Rafeek Ghafur
            Wachovia Bank, N.A.
            Derivative Products Services

DATE:       August 31, 1999

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This  Confirmation  cancels and replaces in its entirety our Confirmation  dated
June 26, 1998,  evidencing  that certain Swap  Transaction  entered into between
Wachovia   Bank,   N.A.  and  Shamrock   Corporation   on  June  26,  1998  (the
"Transaction), which transaction is hereby restated.

The purpose of this letter agreement is to confirm the terms and conditions of the Amended and Restated Swap Transaction entered into between Wachovia Bank, N.A. ("Wachovia") and Graco Inc. ("Company") on the Trade Date specified below (the "Amended and Restated Swap Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Agreement (as defined below).

The definition and provisions contained in the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

1. This Confirmation supplements, forms part of, and is subject to the 1992 Master Agreement dated July 2, 1998 as amended and supplemented from time to time (the "Agreement") between you and us. All provisions contained in the Agreement will govern this Confirmation except as expressly modified below.

2. The terms of the particular Amended and Restated Swap Transaction to which this Confirmation relates are as follows:


     A.                                  TRADE DETAILS

     Notional Amount:                    USD 75,000,000.00, 7-2-98 to 9-2-99
                                         USD 50,000,000.00, 9-2-99 to 7-3-00

     Trade Date:                         June 26, 1998, amended August 31, 1999

     Effective Date:                     July 2, 1998

     Termination Date:                   July 3, 2000, subject to adjustment in
                                         accordance with The Modified Following
                                         Business Day Convention.

     Fixed Amounts:

              Fixed Rate Payer:          The Company

              Fixed Rate Payer
                 Payment Dates:          The  2nd day  of each month, commencing
                                         August 3, 1998 up to  and including the
                                         Termination  Date subject to adjustment
                                         in accordance with The Modified Follow-
                                         ing Business Day Convention.

              Fixed Rate:                5.74% per annum from 7-2-98 to 9-2-99
                                         5.76% per annum from 9-2-99 to 7-3-00

              Fixed Rate Day
                 Count Fraction:         Actual / 360

      Floating Amounts:

              Floating Rate Payer:       Wachovia

              Floating Rate Payer
                 Payment Dates:          The  2nd day of  each month, commencing
                                         August 3, 1998 up to and  including the
                                         Termination  Date subject to adjustment
                                         in accordance with The Modified Follow-
                                         ing Business Day Convention.

              Floating Rate for
                 Initial Calculation
                 Period:                 5.66016 per annum

              Floating Rate Option:      USD-LIBOR-BBA

              Designated Maturity:       One Month

              Floating Rate Day
                 Count Fraction:         Actual / 360

              Reset Dates:               First Day of each Calculation Period

     Business Days:                      London  Business Days  for rate  resets
                                         and  London and  New York Business Days
                                         for payments.

     Calculation Agent:                  Wachovia Bank, N.A.


     B.                                  ACCOUNT DETAILS

     Payments to Wachovia:               Wachovia Bank N.A.
              Fed Routing No.:           061-000-010
              For the Account of:        Derivatives Settlement
              Account Number:            18805813
              Attention:                 Susan Lucia

     Payments to the Company:            US Bank N.A.
              Fed Routing No.:           091-000-022
              For the Account of:        Graco Inc.
              Account Number:            1502-5004-2184
              Attention:                 Mark Sheahan


     C.                                  OFFICES

     Wachovia Bank, N.A.:                191 Peachtree Street
                                         Atlanta, GA  30303

                           Telephone:    (404) 332-6970

                                 Fax:    (404) 332-6880

      Graco Inc.:                        PO Box 1441
                                         Minneapolis MN  55440-1441

                           Telephone:    (612) 623-6656

                                 Fax:    (612) 623-6942

3. The Company has consulted, to the extent it has deemed necessary, with its legal, tax and financial advisors regarding its decision to enter into the Amended and Restated Swap Transaction and has had an opportunity to ask questions of, and has obtained all requested information from, Wachovia concerning the Amended and Restated Swap Transaction. The Company has made its own independent decision to enter into the Amended and Restated Swap Transaction based upon its own judgment, with full understanding of the economic, legal and other risks associated with the Amended and Restated Swap Transaction (which risks it is willing to assume) and is entering into the Amended and Restated Swap Transaction without relying upon any advice (oral or written) or projections provided by Wachovia. The Company understands that Wachovia is relying on the statements made by the Company in this paragraph in entering into the Amended and Restated Swap Transaction.

Please confirm that the foregoing correctly set out the terms of our agreement by signing a copy of this Confirmation and returning it to us with two Business Days.

Wachovia Bank, N.A.                      Graco Inc.



By: /s/Rafeek Ghafur                     By: /s/Mark W. Sheahan
    --------------------------------         ----------------------------------
Name: Rafeek Ghafur                      Name: Mark W. Sheahan
Title: Vice President                          Title: Vice President & Treasurer